Exhibit 3.1B
CERTIFICATE OF AMENDMENT OF
RESTATED
CERTIFICATE OF INCORPORATION
OF
ARUBA NETWORKS, INC.
     Steffan Tomlinson hereby certifies that:
     1. He is the Chief Financial Officer of Aruba Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”).
     2. Section A of Article IV of the Restated Certificate of Incorporation of this corporation filed on December 13, 2006 (the “Restated Certificate”) shall be amended and restated in the following manner:
     Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is one hundred seventy one million eighty-four thousand five hundred fifty-one (171,084,551). The total number of shares of common stock authorized to be issued is one hundred twenty million (120,000,000), par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is fifty-one million eighty-four thousand five hundred fifty-one (51,084,551), par value $0.0001 per share (the “Preferred Stock”), of which fourteen million four hundred forty-four thousand five hundred fifty-one (14,444,551) shares are designated as “Series A Preferred Stock,” nineteen million (19,000,000) shares are designated as “Series B Preferred Stock,” thirteen million (13,000,000) shares are designated as “Series C Preferred Stock,” and four million six hundred forty thousand (4,640,000) shares are designated as “Series D Preferred Stock.”
     3. This Certificate of Amendment of Restated Certificate has been duly adopted and approved by the Board of Directors of this corporation, acting in accordance with Sections 141 and 242 of the General Corporation Law.
     4. This Certificate of Amendment of Restated Certificate has been duly adopted and approved by the stockholders of this corporation, acting in accordance with Sections 228 and 242 of the General Corporation Law and Article IV, Section B.6. of the Restated Certificate.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Restated Certificate of Incorporation on March 14, 2007.

ARUBA NETWORKS, INC.
/s/ Steffan Tomlinson
Steffan Tomlinson
Chief Financial Officer